Exhibit 99.1

American Shared Hospital Services Reports Third Quarter and Nine-Month 2026 Financial Results

Third Quarter Revenue Increased 6% to $7.6 Million; Direct Patient Services Revenue Increased 14%

Nine-Month Revenue Increased 14% to $23.1 Million; Direct Patient Services Revenue Increased 27%

Generated $5.8 Million in Cash from Operating Activities During the First Nine Months of 2026

Cash, Cash Equivalents and Restricted Cash Increased to approximately $9.5 million

Conference Call Scheduled for Today at 12:00 PM ET

SAN FRANCISCO, Calif., November 12, 2026 – American Shared Hospital Services (NYSE American: AMS) (the "Company"), a leading provider of stereotactic radiosurgery equipment and advanced radiation therapy cancer treatment services, today announced financial results for the third quarter and nine months ended September 30, 2026.

Craig Tagawa, Interim Chief Executive Officer, commented, “During the third quarter, we continued to make progress in growing our Direct Patient Services business, with revenue in this segment increasing 14% year over year. For the first nine months of 2026, total revenue increased 14%, driven by continued growth in our Rhode Island radiation therapy operations and higher procedure volumes at our international Gamma Knife facilities. While we continue to optimize our cost structure, we remain focused on improving operational performance, managing expenses, and maximizing the contribution of our existing facilities. We are also continuing to advance initiatives intended to strengthen our financial position and support the Company's operations. Additionally, we are pleased to report the $5.8 million in cash flow generated year to date and the subsequent increase in our overall cash balances. Overall, we are pleased with the progress we are making and remain keenly focused on enhancing our overall performance and shareholder value.”

Ray Stachowiak, Executive Chairman, stated, “We continue to focus on positioning the Company for long-term success by building on our established presence in radiation oncology and pursuing opportunities to expand the reach and capabilities of our technology and services. We believe our combination of specialized treatment capabilities, experienced operating teams, and relationships with leading healthcare institutions provides a foundation from which to create additional value. Additionally, our joint venture initiative with Hospital San Javier in Guadalajara, Mexico, represents an important opportunity to extend our Gamma Knife presence into another market. Our broader priority remains focused on the disciplined management of our assets, strengthening our financial foundation, and pursuing strategic opportunities that can contribute to sustainable long-term growth and shareholder value.”

Third Quarter 2026 Results

Total revenue for the third quarter of 2026 increased 6.3% to $7.6 million, compared with $7.2 million in the third quarter of 2025. Growth was driven by the Company's Direct Patient Services segment, partially offset by a modest decline in Medical Equipment Leasing revenue.

Direct Patient Services segment revenue increased 13.6% to $4.6 million, compared with $4.0 million in the prior-year period. Revenue from the Company's three Rhode Island radiation therapy facilities and its Puebla, Mexico facility increased 13.5% to $3.3 million, compared with $2.9 million in the third quarter of 2025. Radiation therapy procedures at these facilities totaled 7,143, compared with 7,355 in the prior-year quarter.

Within the Company's international Gamma Knife operations in Peru and Ecuador, procedure volume increased 8.9% period over period. The Company completed the upgrade of its Peru facility to a Gamma Knife Esprit system in June 2025. The upgraded system provides shorter treatment times, which has helped support increased procedure volume.

Medical Equipment Leasing segment revenue was $3.0 million, compared with $3.1 million in the third quarter of 2025, a decrease of 3.1%. Within this segment, revenue generated through the Company’s Proton Beam Radiation Therapy (“PBRT”) system was $2.0 million, compared with $2.1 million in the prior-year quarter. PBRT treatment fractions totaled 960, compared with 1,150 in the third quarter of 2025. The Company believes fluctuations in PBRT treatment volume reflect normal cyclical changes in patient activity. The Company's domestic Gamma Knife operations also contributed to leasing revenue, with domestic Gamma Knife procedure volume increasing 13.1% compared with the prior-year quarter.

Gross profit for the third quarter was $1.5 million, compared with $1.6 million in the prior-year period. Total costs of revenue increased to $6.1 million from $5.6 million. The increase reflected higher operating costs at the Rhode Island and international Gamma Knife facilities.

Selling and administrative expenses increased to $1.8 million from $1.5 million in the third quarter of 2025. The increase primarily reflected legal, banking and consulting expenses associated with the Third Amendment to the Credit Agreement with Fifth Third Bank, executed in July 2026.

The Company reported a net loss attributable to American Shared Hospital Services of $620,000, or $0.09 per diluted share, compared with a net loss of $17,000, or $0.00 per diluted share, in the third quarter of 2025.

Third quarter adjusted EBITDA was $1.4 million compared to $1.9 million in the prior year quarter.

Nine-Month 2026 Results

For the first nine months of 2026, total revenue increased 13.7% to $23.1 million, compared with $20.4 million in the first nine months of 2025. Growth was driven primarily by the Company's Direct Patient Services segment, reflecting higher revenue from its Rhode Island and Puebla radiation therapy operations and increased procedure volume at its international Gamma Knife facilities.

Direct Patient Services segment revenue increased 27.0% to $13.5 million, compared with $10.7 million in the prior-year period. Revenue from the Company's three Rhode Island radiation therapy facilities and its Puebla, Mexico facility increased to approximately $9.6 million, compared with $7.8 million in the first nine months of 2025. Radiation therapy procedures at these facilities totaled 19,788, compared with 20,401 in the prior-year period.

At the Company's international Gamma Knife facilities in Peru and Ecuador, procedure volume increased 30.7% compared with the first nine months of 2025. The increased volume reflects, in part, the benefits of the Gamma Knife Esprit upgrade completed at the Peru facility in June 2025, which shortened treatment times and improved capacity.

Medical Equipment Leasing segment revenue was $9.6 million, compared with $9.7 million in the first nine months of 2025, a decrease of approximately 1.0%. PBRT revenue increased to $6.3 million from $5.7 million in the prior-year period. PBRT treatment fractions totaled 3,184, compared with 3,095 in the first nine months of 2025. The increase in PBRT revenue despite relatively modest procedure growth reflected higher average reimbursement. Domestic Gamma Knife procedure volume was lower than the prior-year period, primarily due to the expiration of one customer contract in April 2025.

Gross profit for the first nine months of 2026 was consistent with the prior-year period of $4.2 million. Total costs of revenue increased to $18.9 million from $16.2 million, reflecting higher operating costs, including, credit loss reserves, partially offset by lower depreciation and amortization.

Selling, general and administrative expenses increased to $5.8 million from $5.1 million in the first nine months of 2025, primarily reflecting higher legal, banking and consulting expenses associated with the Third Amendment to the Credit Agreement with Fifth Third Bank entered into in July 2026.

The Company reported a net loss attributable to American Shared Hospital Services of $1.7 million, or $0.26 per diluted share, compared with a net loss of $922,000, or $0.14 per diluted share, in the first nine months of 2025.

Adjusted EBITDA for the nine-month period was $3.8 million compared to $4.6 million in the prior year period.

Balance Sheet Highlights

At September 30, 2026, the Company had cash, cash equivalents and restricted cash of approximately $9.5 million compared with $3.7 million at December 31, 2025.

For the first nine months of 2026, the Company generated $5.8 million in cash from operating activities, compared with $3.8 million in the same period of 2025. Cash used in investing activities was approximately $175,000, while cash provided by financing activities was approximately $141,000.

The current portion of long-term debt, net was $15.7 million as of September 30, 2026, representing a decrease from $17.3 million at December 31, 2025.

Shareholders’ equity attributable to American Shared Hospital Services, excluding non-controlling interests, was $22.6 million, or approximately $3.40 per share, based on 6.65 million shares outstanding at September 30, 2026. This reflects the Company’s equity position after accounting for the net loss during the period and the interests of non-controlling shareholders in certain operating subsidiaries, including the Rhode Island facilities and international operations.

As previously disclosed during the third quarter, the Company entered into a Third Amendment to its Credit Agreement and Forbearance Agreement with Fifth Third Bank. In conjunction with the amendment, the Company secured $2.0 million of subordinated financing from RCS/TIG Holdings LLC, an entity controlled by the Company's Executive Chairman. The financing is intended to provide additional liquidity as the Company continues to execute its strategic initiatives.

Management believes the third quarter financing and the agreement reached with Fifth Third Bank actions provide additional flexibility while the Company continues exploring longer-term capital structure alternatives designed to support future growth initiatives and strengthen its balance sheet.

San Javier Joint Venture

The Company is continuing to advance its joint venture with Hospital San Javier, S.A. de C.V. in Guadalajara, Mexico. AMS expects to upgrade the hospital's existing Gamma Knife Perfexion system to a Gamma Knife Esprit system and expects patient treatments at the facility to begin in mid-2027. The San Javier initiative represents a potential opportunity to extend AMS's Gamma Knife presence into another market and expand its international Direct Patient Services platform.

Strategic Growth Initiatives

"Our strategy remains focused on building a differentiated platform of advanced radiation therapy technologies and services that address the growing demand for precision cancer treatment," said Ray Stachowiak, Executive Chairman. "Our combination of Gamma Knife, Proton Beam Radiation Therapy and direct patient services provide the Company with multiple opportunities to expand our geographic reach, increase treatment volumes and drive long-term growth. We believe our diversified platform and established healthcare partnerships provide a strong foundation for capitalizing on these opportunities.”

"As we continue to evaluate our capital structure strategies, our underlying operating business is demonstrating encouraging progress. During the first nine months of 2026, we achieved 14% revenue growth, driven by a 27% increase in Direct Patient Services revenue, reflecting higher treatment volumes and continued progress across several of our facilities. We are also encouraged by the continued development of our international operations and the cash generated by the business.”

"Our priorities remain focused on improving operational performance, increasing utilization across our existing network, expanding access to advanced radiation therapy services and strengthening our financial position. We remain committed to disciplined capital allocation and believe that continued execution of these initiatives positions the Company for sustainable long-term shareholder value."

Conference Call

The Company will hold a conference call to discuss its third quarter financial results today at 12:00 pm ET.

Teleconference and Webcast Information

To participate, domestic callers may dial 1-844-413-3972 and international callers may dial 1-412-317-5776 at least 10 minutes prior to the start of the call and ask to join the American Shared Hospital Services call.

A simultaneous webcast of the call may be accessed through the Company's website, www.ashs.com or directly:

https://event.choruscall.com/mediaframe/webcast.html?webcastid=nqCysq92

A replay of the call will be available at 1-855-669-9658 or 1-412-317-0088, access code 6458694, through November 19, 2026. The call will also be available for replay on the Company’s website at www.ashs.com.

About American Shared Hospital Services (NYSE American: AMS)

American Shared Hospital Services (AMS) is a leading provider of turnkey solutions to cancer treatment centers, health systems, and cancer networks in North and South America. The Company works closely with its partners to develop and grow their cancer service lines and provide integrated cancer care to patients in a convenient local setting close to home. For centers under health system partnerships, the Company and its health system partners share in the capital investment cost and profitability of the operations based on their respective ownership interests. For more information, please visit: www.ashs.com

Safe Harbor Statement

This press release may be deemed to contain certain forward-looking statements with respect to the financial condition, results of operations and future plans of American Shared Hospital Services including statements regarding the expected continued growth of the Company and the expansion of the Company’s Gamma Knife, proton beam radiation therapy and direct patient care services business, which involve risks and uncertainties including, but not limited to, the risks of economic and market conditions, the risk of compliance with debt covenants, the risks of variability of financial results between quarters, the risks of the Gamma Knife and proton beam radiation therapy and direct patient care services businesses, the risks of changes to Centers for Medicare & Medicaid Services reimbursement rates or reimbursement methodology, the risks of the timing, financing, and operations of the Company’s Gamma Knife, PBRT, and direct patient care services businesses, the risk of expanding within or into new markets, the risk that the continued operation of acquired businesses could adversely affect financial results and the risk that current and future acquisitions may negatively affect the Company’s financial position. Further information on potential factors that could affect the financial condition, results of operations and future plans of American Shared Hospital Services is included in the filings of the Company with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended December 31, 2025, and subsequent reports filed by the Company with the Securities and Exchange Commission.

Non-GAAP Financial Measure

Adjusted EBITDA, the non-GAAP measure presented in this press release and supplementary information, is not a measure of performance under the accounting principles generally accepted in the United States ("GAAP"). This non-GAAP financial measure has limitations as an analytical tool, including that it does not have a standardized meaning. When assessing our operating performance, this non-GAAP financial measure should not be considered a substitute for, and investors should also consider, income before income taxes, income from operations, net income attributable to the Company, earnings per share and other measures of performance as defined by GAAP as indicators of the Company's performance or profitability.

EBITDA is a non-GAAP financial measure representing our earnings before interest expense, interest income, income tax expense (benefit), depreciation, and amortization. We define Adjusted EBITDA as net loss before interest expense, interest income, income tax expense (benefit), depreciation and amortization expense, and stock-based compensation expense.

We use this non-GAAP financial measure as a means to evaluate period-to-period comparisons. Our management believes that this non-GAAP financial measure provides meaningful supplemental information regarding our performance by excluding certain expenses and charges that may not be indicative of the operating results of our recurring core business, such as stock-based compensation expense. We believe that both management and investors benefit from referring to this non-GAAP financial measure in assessing our performance.

Contacts

American Shared Hospital Services
Ray Stachowiak, Executive Chairman
rstachowiak@ashs.com

Investor Relations

Kirin Smith, President
PCG Advisory, Inc.
ksmith@pcgadvisory.com

American Shared Hospital Services

Condensed Consolidated Statements of Operations

	Summary of Operations Data
		(Unaudited)

	Three months ended September 30,		Nine months ended September 30,

	2026	2025	2026	2025
Revenues	$7,624,000	$7,171,000	$23,138,000	$20,354,000
Costs of revenue	6,105,000	5,585,000	18,898,000	16,196,000
Gross margin	1,519,000	1,586,000	4,240,000	4,158,000
Selling and administrative expense	1,803,000	1,538,000	5,755,000	5,092,000
Interest expense	480,000	392,000	1,083,000	1,253,000
Operating loss	(764,000)	(344,000)	(2,598,000)	(2,187,000)
Interest and other income	21,000	63,000	122,000	172,000
Loss before income taxes	(743,000)	(281,000)	(2,476,000)	(2,015,000)
Income tax expense (benefit)	163,000	48,000	390,000	(296,000)
Net loss	(906,000)	(329,000)	(2,866,000)	(1,719,000)
Less: Net loss attributable to non-controlling interests	286,000	312,000	1,120,000	797,000
Net loss attributable to American Shared Hospital Services	$(620,000)	$(17,000)	$(1,746,000)	$(922,000)

Loss per common share:
Basic	$(0.09)	$(0.00)	$(0.26)	$(0.14)
Diluted	$(0.09)	$(0.00)	$(0.26)	$(0.14)

Weighted Average Shares Outstanding:
Basic	6,773,000	6,632,000	6,748,000	6,593,000
Diluted	6,773,000	6,632,000	6,748,000	6,593,000

American Shared Hospital Services

Balance Sheet Data

	Balance Sheet Data
	(Unaudited)

	9/30/2026	12/31/2025
Cash, cash equivalents and restricted cash	$9,485,000	$3,712,000
Current assets	$19,059,000	$17,720,000
Total assets	$52,865,000	$55,479,000

Current liabilities	$23,627,000	$23,444,000
Shareholders' equity American Shared Hospital Services	$22,608,000	$24,034,000

Outstanding shares	6,650,000	6,575,000

American Shared Hospital Services

Adjusted EBITDA

		Reconciliation of GAAP to Non-GAAP Adjusted Results
			(Unaudited)

		Three months ended September 30,		Nine months ended September 30,
		2026	2025	2026	2025
Net loss attributable to American Shared Hosptial Services		$(620,000)	$(17,000)	$(1,746,000)	$(922,000)
Less (plus):	Income tax expense (benefit)	163,000	48,000	390,000	(296,000)
	Interest expense	480,000	392,000	1,083,000	1,253,000
	Interest income	(40,000)	(34,000)	(122,000)	(157,000)
	Depreciation and amortization expense	1,342,000	1,454,000	3,982,000	4,411,000
	Stock-based compensation expense	38,000	101,000	241,000	304,000
Adjusted EBITDA		$1,363,000	$1,944,000	$3,828,000	$4,593,000